Exhibit 10.20

February 23, 2006

Mr. Robert Scott Moncrieff

211 Ice Wharf

17 New Wharf Road

London N1 9RF

Dear Robert:

Further to the amended service agreement provided to you, I confirm that in respect of your stock options, upon a Change of Control (as defined in Schedule 2 of that service agreement), any remaining installments of any stock options held by you, which had not yet become exercisable shall become exercisable on the effective date of such Change of Control.

Once such options become exercisable, they shall remain exercisable until expiration, cancellation or termination of such options.  These provisions, instead of the provisions of Section 13(b) of the 1999 Stock Incentive Plan, are intended to apply to such options.  Such options may be exercised during such period only in accordance with the other provisions of the applicable option agreement and the other terms of the 1999 Stock Incentive Plan, which remain unaffected by the terms of this letter.  In no event may such options be exercised after the Latest Expiration Date of each respective option.

The terms of this letter will only take effect and are conditioned upon your signature of the amended service agreement.  The terms of this letter only extend to circumstances where there is a Change of Control.

Yours sincerely,

SITEL Corporation
in its capacity as the issuer of the stock options
and the parent company of SITEL Europe Limited

By:	/s/ James F. Lynch
James F. Lynch, Chief Executive Officer